EXHIBIT 10.18


                        CONFIDENTIAL TREATMENT REQUESTED

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                 JOSEPH J. LAHTI


         THIS AGREEMENT is made and entered into as of the 1st day of November, 1999, by and between SHUFFLE MASTER, INC., a Minnesota corporation (the "Company"), and Joseph J. Lahti (the "Employee").

                                    RECITALS

         A. The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the "Business").

         B. Company and Employee want to create an at-will employment relationship that protects the Company and potential successors with appropriate confidentiality and non-compete covenants and rewards the Employee with appropriate consideration therefore, including a severance package, and incentivizes him to remain in the employment of the Company.

         C. The Company and employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

                                    AGREEMENT

         In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee as its Chief Executive Officer. This employment relationship is "at will" and may be terminated by either party at any time, with termination provisions in certain circumstances as hereinafter set forth.

         2. SALARY AND BENEFITS. Employee shall be paid an annual base salary of Two Hundred Forty-six Thousand and No/100 Dollars ($246,000.00), paid in the same intervals as other employees of the Company. If the Employee is employed with the Company through October 31, 2000, Employee will be eligible to receive an executive bonus in accordance with

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the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company, as set forth on Exhibit A attached hereto. Employee's salary is set on the expectation (except for vacation days and holidays) that on average at least 40 hours per week of Employee's time will be devoted to Employees duties hereunder. The Company agrees to provide Employee with the benefits it provides its executive team. Employee will not, however, be eligible to participate in the Company's non-executive bonus program.

         3. OUTSIDE CONSULTING. Employee may render consulting services to other businesses from time to time if Employee meets all of the following requirements:

         (a) the consulting services do not interfere with the Employee's ability to fulfill his duties and obligations to the Company;

         (b) the consulting services are not rendered to any business which may compete with the Company in any area of the Business;

         (c) the consulting services do not relate to any products or services which form part of the Business.

         4. NON-COMPETITION. Employee shall not, for a period of five (5) years following the date of this Agreement, either while employed by the Company or its successor, and during any of the five (5) year period remaining thereafter:

         (a) directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business anywhere in the United States or Canada.

         (b) either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates to work for or represent any competitor of the Company or its affiliates or to call upon any of the customers of the Company or its affiliates.

                  The foregoing covenants shall benefit as well any successor to the Company.

         In consideration of the foregoing covenants, the Company agrees to compensate Employee as follows:


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         (a)      On the date this Agreement is executed, the Company shall pay to Employee the sum of One Hundred Thirty-five Thousand Dollars ($135,000.00);

         (b) On January 5th, 2001 (provided Employee is employed by the Company on such date) and on each January 5th, thereafter, that Employee is employed by the Company through January 5th, 2004, the Company shall pay to Employee the sum of $150,000.00;

         (c) Upon the termination of the employment of Employee, the Company shall pay to Employee a sum equal to $600,000.00 on or before the date of termination as compensation for the five-year covenant set forth above, less a credit, if any, for each $150,000.00 payment previously made to Employee under
                  Section 4(b).

         All such payments shall be subject to applicable withholding.

5.       CONFIDENTIALITY; INVENTIONS.

         (a) Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee's employment with the Company, whether or not during usual working hours. Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee's right, title and interest in and to any such inventions, discoveries, software and writings to the Company. Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee's employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor's certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

         (b) "Inventions," as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

         (c) Employee understands that all copyrightable work that Employee may create while employed by the Company is a "work made for hire," and that


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                  the Company is the owner of the copyright therein. Employee hereby assigns all right, title and interest to the copyright therein to the Company.

         (d) Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

         (e) Employee will not publish or otherwise disclose, either during or after Employee's employment with the Company, any unpublished or proprietary or confidential information or secret relating to the Company, the Business, the Company's operations or the Company's products or services. Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee's employment with the Company. Upon termination of Employee's employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

         (f) Employee understands that Employee's employment with the Company creates a relationship of trust and confidence between Employee and the Company. Employee understands that Employee may encounter information in the performance of Employee's duties that is confidential to the Company or its customers. Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company's products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business. Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during employee's employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on employee's part, or as required by law.

         6. SEVERANCE BENEFITS. In the event of the termination of Employee's employment by the Company prior to November 1, 2000 without just cause, as defined in Section 7, the Employee will receive the following benefits:


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         (a)      Within three (3) days following Employee's last day of
                  employment, Employee will be paid a lump sum equal to twice the sum of (i) Employee's then prevailing annual base salary (but not less than the annual base salary set forth in Section 2 hereof); plus (ii) twenty-four (24) times the average "deemed monthly bonus" received over the thirty-six (36) months preceding termination. The deemed monthly bonus amounts to be included in the average shall equal one twelfth (1/12) of the annual bonus received by the Employee (or which would have been received if the Employee worked the full fiscal year in which he was terminated pursuant to Section 7) in each fiscal year in which each such month in the thirty-six (36) month period falls. To the extent that the above calculation includes bonus amounts for a fiscal year not ended at time of Employee's termination, the average deemed monthly bonus will be determined as of the end of the month following the Employee's last day of employment and the deemed monthly bonus for the then current fiscal year will be based on the Company's actual year-to-date EBT as of the end of such month compared to the budgeted year-to-date EBT as of the end of such month. If actual EBT equals or exceeds budgeted EBT, the Employee's deemed monthly bonus amount for that fiscal year shall equal 1/12 of the Employee's bonus target (50% of salary).

         (b) In addition, during the two year period immediately following Employee's last day of employment, Employee shall continue to receive all of the Company's employee benefits, if eligible, and if not eligible for health benefits, the Company shall pay the COBRA premiums for continuation coverage during the two-year period.

         (c) Any stock option previously granted to the Employee (not already exercisable and vested) will become exercisable and all stock options will become fully vested on the first day immediately following Employee's last day of employment. Employee will be entitled to exercise said options during the twenty-four (24) month period following Employee's last day of employment, in accordance with the terms of the Company's stock option plan as amended from time to time (including limitations on exercise not inconsistent with this paragraph), unless during such twenty-four (24) month period there is a sale or merger of the Company that constitutes a change in control as defined in the Company's stock option plan. In the event of such a change in control Employee will reasonably cooperate with the Company, and exercise his stock options in a way as to not hinder the progress or closing of the sale or merger transaction, and in no event later than three (3) months following the closing.

         7. TERMINATION BY COMPANY WITHOUT JUST CAUSE. Employee's employment by the Company is "at will"; the Company may terminate Employee's employment at any time either


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with or without just cause. Further, in the event the Company is sold or merged with another company or in the event of a Change in Control, Employee shall be considered to have been terminated without just cause on the date of the merger or sale or Change in Control. Notwithstanding any such termination without just cause, Employee will remain bound under the covenants not to compete and confidentiality obligations of Sections 4 and 5 of this Agreement and the Severance Benefits provided under Section 6 will remain in full force and effect.

         8. TERMINATION BY COMPANY FOR JUST CAUSE. The Company may terminate Employee for just cause. In the event the Company terminates the Employee for just cause, the Employee will remain bound under the covenant not to compete and confidentiality obligations contained in Sections 4 and 5 and will not be entitled to any of the severance benefits provided under Section 6. Termination for "just cause" shall include, but not be limited to:

         (a)      chronic inattention to duty;

         (b) dishonesty as to a matter which is materially injurious to the Company;

         (c) the commission of a willful act or omission intended to materially injure the business of the Company;

         (d) a violation of any material provision of this Agreement, including, in particular, the provisions of Sections 4 and 5 hereof; or

         (e) a determination in good faith by the vote of a majority of the Company's board of directors that the Employee has failed to make a good faith effort to perform his duties as assigned by the Company's Board of Directors;

provided, that if the Company desires to terminate Employee for the reasons stated in subsection 8(f), it shall first give Employee written notice of such intention, stating the specific reasons for the termination, and Employee shall have 30 days from the date of receipt of such notice to cure the alleged wrongdoing to the reasonable satisfaction of the Company; provided


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


further, that the provisions of subsection (f) shall be inapplicable following a sale or merger of the Company or a Change in Control.

         9. TERMINATION BY EMPLOYEE. In the event Employee voluntarily terminates his employment with the Company (or its successor) prior to November 1, 2000, Employee will remain bound under the confidentiality and non-compete obligations of Sections 4 and 5 and will not be entitled to receive the full benefits provided under Section 6. Voluntary termination means any termination by the Employee without just cause. "Just cause" is defined for the purposes of this paragraph as a material breach of a substantial provision of this Agreement by the Employer. Voluntary termination includes a termination caused by the death of Employee or by the disability of Employee for more than six (6) months. In the event a voluntary termination occurs due to the death or disability of Employee, in addition to any other benefits to which Employee is entitled under this Agreement, Employee will receive the full benefits under Section 6(c) of this Agreement.

         10. NO CONFLICTING AGREEMENTS. Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee's obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

         11. COMPANY POLICIES. During the period of Employee's employment, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

         12. INDEPENDENT COVENANTS. The covenants on the part of the Employee contained in Sections 4 and 5 hereof shall be construed as agreements independent of any other provision in


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this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of those covenants.

         13. INJUNCTIVE RELIEF; ATTORNEYS' FEES. In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in Sections 4 and 5 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. Employee consents to the issuance of such injunction relief without the posting of a bond or other security. In the event of any such violation, THE EMPLOYEE AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS' FEES INCURRED BY THE COMPANY IN PURSUING ANY OF ITS RIGHTS WITH RESPECT TO SUCH VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE COMPANY AS A RESULT THEREOF.

         14. NOTICE. Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

         15. ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces any oral or written existing agreements between the Company and the Employee relating generally to the same subject matter. Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee's employment, apart from this Agreement.


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         16. SEVERABILITY. It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

         17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.

         18. HEIRS, SUCCESSORS AND ASSIGNS. The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         19. EXCISE TAX PAYMENTS.

         (a) In the event that any payment or benefit (within the meaning of Section 28OG(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), paid or payable to the Employee or for his benefit or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a Change in Control of the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Employee's failure to file timely a tax return or pay taxes shown as due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Employee and reasonably acceptable to the Company which is


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                  designated as one of the ten (10) largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and the Employee promptly following the date of termination of the Employee's employment, if applicable, or such other time as requested by the Company or the Employee. The Gross-Up Payment, if any, as determined pursuant to this Section 19(b) shall be paid by the Company to the Employee within five days of the receipt of the Determination. In the event that the tax returns of either Employee or the Company are audited with respect to this issue, the same accounting firm shall be retained in connection with the audit and any appeal, and the amount of the Gross-Up Payment shall be subject to revision, depending upon the final outcome of the audit.

         (c) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

         20. WAIVER OF CONFLICT OF INTEREST. Employee has been represented in this matter by Moss & Barnett; the Company has been represented by Thomas G. Barry, Jr., General Counsel. The parties acknowledge that Moss & Barnett has previously represented both the Employee and the Company on other matters, both unrelated and related. Both parties nonetheless waive any potential or actual conflict of interest relating to Moss & Barnett's representation of Employee in this matter. The Company further waives any objections to Moss & Barnett's continued representations of Employee in this matter, and Employee waives any objections to Moss & Barnett's continued representation of the Company in other matters.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:                                   EMPLOYEE:

SHUFFLE MASTER, INC.



By /s/ Gary W. Griffin                      /s/ Joseph J. Lahti
   -----------------------------------      -----------------------------------
    Its  Chief Financial Officer            Joseph J. Lahti
        ------------------------------


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                                    EXHIBIT A

         Employee may earn a percentage of Employee's base salary as a bonus during fiscal year 2000, which will vary depending on the percentage of targeted income before taxes (REDACTED; CONFIDENTIAL TREATMENT REQUESTED) earned by the
Company:

COMPANY EARNINGS
AS % OF TARGETED INCOME
BEFORE TAXES                 BONUS
------------                 -----

a.       Less than 90%       0

b.       90%                 $98,400.00 (40% of base salary)

c.       90% - 100%          $98,400.00 + $2,460.00 for each increase of one
                             percent (1%) over ninety percent (90%)

d.       100%                $123,000.00 (50% of base salary)

e.       100% - 120%         $123,000.00 + $1,230.00 for each increase of one
                             percent over 100%

f.       120%                $147,600.00 (60% of base salary)

g.       over 120%           60% of base salary plus an additional 1% of base
                             salary for each increase of one percent over 120%.

         For example, if the Company earns 100% of its targeted income before taxes during fiscal 2000, Employee would be paid a performance bonus of $123,000.00 ($246,000.00 x 50%). If the Company earns 90% of its targeted income before taxes during fiscal 2000, Employee would be paid a performance bonus of $98,400.00 ($246,000.00 x 40%). If the Company earns 120% of its targeted income before taxes, then Employee's performance bonus would be $147,600.00 ($246,000.00 x 60%). If the Company earns more than 120% of its targeted income before taxes, Employee's performance bonus would further increase by an amount equal to one percent ( 1% ) of his base salary for each percent by which the percentage increase in income before taxes exceeds the target. In no event shall the amount of the bonus exceed twice Employee's annual base salary.


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